Exhibit 10.24
6. Addendum
to the rental agreement dated December 27, 2006
(No. 9.2077.11.03)
with 1st addendum from July 1st / 5th, 2019
2. Addendum from July 30th / August 11th, 2020
3. Addendum from November 11th / December 3rd, 2020
4. Addendum from September 13, 2021
and 5th addendum dated February 7, 2023

Object:
Eichsfelder Straße 1-11, 40595 Düsseldorf

between
Onyx Düsseldorf S.à r.l.
2-4, Rue Eugène Ruppert
2453 Luxembourg
Luxembourg
a limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg and registered in the Luxembourg Commercial Register (registre de commerce et des sociétés) under RCS No. B 111201 represented by the sole managing director Mileway DirectorCo S.A.,
This in turn is represented, as stated in the signature line, either by a managing director with sole power of representation or by one of the authorized representatives Monica Nardon, Véronique Colson, Nina Leclerc or Aline Foucault, who are authorized to represent each other individually based on the power of attorney dated August 3, 2023 - a copy of which is attached to this contract as Annex NT6-V1,
(also called “landlord”)
and
Dynavax GmbH
Eichsfelder Str. 11
40595 Düsseldorf
registered in the commercial register B at the Düsseldorf district court under HRB number 20023

VAT ID number DE119436703,
represented by one of the two managing directors named below with individual power of representation
Dr. Hans Eric Frings
Dr. Andreas Richter
(also called “tenant”)
(Landlord and tenant hereinafter also referred to as “party” or collectively “parties”)
I
General
There is a rental agreement between the parties dated December 27, 2006 (No. 9.2077.11.03) with 1st addendum dated July 1st / 5th July 2019, 2nd addendum dated July 30th / August 11th, 2020, 3rd addendum dated July 11th. November / December 3, 2020, 4th addendum dated September 13, 2021 and 5th addendum dated February 7, 2023 (hereinafter collectively referred to as the “rental agreement”). The parties first confirm the agreements made in the rental agreement and their position as landlord and tenant, unless other agreements are made in this addendum.
All definitions used in the rental agreement remain valid and are used in this addendum as in the rental agreement, unless otherwise agreed in this addendum.
II.
Additions and changes to previous agreements
1 rental additional NT6
1.1 In addition to the previous rental property on the property at Eichsfelder Straße 1-11 in 40595 Düsseldorf, the landlord rents out the following area with a total size of approx. 422 m², which is marked in color in Appendix NT6-1.1 (the “additional area NT6”), for commercial purposes Use by the tenant:
Office space, 1st floor, Eichsfelder Straße 1 approx. 422 m² (marked in red)
1.2 The additional area NT6 will be included in the rental property in accordance with the rental agreement with effect from January 1, 2024.
1.3 The area information is not used to determine the additional area NT6 due to possible measurement errors. The spatial scope of the rented property results from the number and description of the rented areas. The tenant is aware of the additional area NT6. Any deviations in area have no effect on the rights and obligations of the parties under this contract.
1.4 The tenant has inspected the additional area NT6 in detail before completing this addendum and recognizes the condition of the additional area NT6 as suitable for his rental purposes. The tenant takes over the additional area NT6 as seen.
1.5 The handover of the additional area NT6 takes place at the start of the rental period for the additional area NT6. When the additional area NT6 is handed over, a handover protocol will be drawn up to be signed by the landlord and tenant. The handover protocol therefore only documents the condition of the additional area NT6 and specifies existing contractual performance obligations. Changes to the contract may not be noted in the handover protocol, but require a formal addendum signed by both parties.
1.6 The additional space is rented exclusively for use as an office.

2 Rental item and term
2.1 The rental agreement for the additional area NT6 begins on January 1st, 2024 (“Start of rental period for additional area NT6”) and has a fixed term until the end of December 31st, 2028 (“Fixed rental period for additional area NT6”).
2.2 The tenancy agreement for the office space specified in Section II. Section 1.1 (b) of the 4th addendum to the rental agreement dated September 13, 2021 on the 2nd floor of Eichsfelder Strasse 1 in Düsseldorf (approx. 420 m²) (incorrectly stated as approx. 450 m² in the 5th addendum to the rental agreement dated February 7, 2023) (“extension space NT6”) is extended beyond March 31, 2024 until the end of December 31, 2025 for a fixed term.
2.3 The parties note that the rental property is made up of several sub-areas, with different fixed terms agreed for the sub-areas. All rental areas and fixed terms as of January 1, 2024 are summarized below:

Area designation Size End of fixed rental period
(a) Storage area on the ground floor, Eichsfelder Straße 1 approx. 350 m² 01/31/2026
(b) Office space on the 2nd floor, Eichsfelder Straße 1
(Extension area NT6) approx. 420 m² December 31, 2025
(c) Office space on the ground floor, Eichsfelder Straße 7 approx. 217 m² as of January 31, 2026
(d) Office space on the 1st floor, Eichsfelder Straße 1
(Additional area NT6) approx. 422 m² December 31, 2028

2.4 For the entire rental property, the rental agreement with respect to the respective partial areas ends automatically upon expiry of the date specified in Section 2.3 as “end of fixed rental period” without the need for termination.
2.5 The rental agreement cannot be properly terminated during the (respective) fixed rental period. The right to extraordinary termination remains unaffected. Partial terminations are not permitted.
2.6 If the tenant continues to use the rental item after the rental period has expired, the rental agreement is not considered to have been extended for an indefinite period. § 545 BGB does not apply.

3 Rent / value protection

3.1 The total monthly rent to be paid for the additional area NT6 from the start of the rental period is:
Basic rent for additional space NT6 EUR 4,152.48
plus advance payment for operating costs for additional area NT6 EUR 1,055.00
Total net rent for additional space NT6 EUR 5,207.48
plus applicable sales tax, currently 19% EUR 989.42
Total rent for additional space NT6 EUR 6,196.90
3.2 The landlord grants the tenant a rent-free period for the additional area NT6 in accordance with the following conditions:
The months of January 2024, February 2024, January 2025, February 2025, January 2026 and February 2026 are free of basic rent for the additional area NT6. During this time, however, the operating costs must be paid with the advance payments plus the respective sales tax. If costs or cost limits relate to the basic rent as a percentage, the above-mentioned basis will still be used as a basis even during the rent-free period.
3.3 The landlord grants the tenant a rent-free period for the extension area NT6 in accordance with the following conditions:
The months of January 2024 up to and including February 2024 are free of basic rent for the additional area NT6. During this time, however, the operating costs must be paid with the advance payments plus the respective sales tax. If costs or cost limits relate to the basic rent as a percentage, the above-mentioned basis will still be used as a basis even during the rent-free period. regular basic rent set.
3.4 The rent for the additional area NT6 is subject to the value protection clause in accordance with Section 5 of the 4th Addendum in the version of Section 2.2 of the 5th Addendum (“value protection clause”) with the proviso that the first rent adjustment for the additional area NT6 is effective April 1, 2025 Ratio to the index level for January 2024.
The further rent adjustments are then made for the entire rental property including additional space in accordance with the value protection clause on April 1st of each year in the percentage ratio in which the monthly average CPI (monthly index) has changed compared to the level in April of the respective previous year, without a request or notification from one of the parties is required.
The regulations for securing value with regard to the remaining areas of the rental property continue to apply unchanged.

4 Rental security
4.1 Immediately after signing this addendum, but no later than March 31, 2024, the tenant will provide a rental security in the amount of a total of 100% to secure all direct and indirect claims of the landlord from this rental agreement, including all post-contractual claims against the landlord
EUR 46,234.52.
4.2 The tenant already has a bank guarantee from September 21, 2023 from Deutsche Bank AG (guarantee no. 300BGI2301241) in the amount of

EUR 37,416.53
provided. A copy of this deed of guarantee is attached to this addendum as Annex NT6-4.2. The guarantee erroneously contains a reference to the 5th addendum dated December 31, 2022, but the 5th addendum was concluded on February 7, 2023. Furthermore, the Guarantee contains a provision stating that it will only come into force if the deed N. 300BGI0800753 is returned to the Guarantor (the “Condition”).
4.3 The tenant will, at his discretion, provide the landlord within the period specified in section 4.1 of this addendum either:
(a) with regard to the guarantee specified in Section 4.2 of this addendum, send a declaration of extension from the guarantor, which shows that the above-mentioned guarantee secures all claims from this tenancy in view of the provisions in this addendum (extension of the term, expansion of the area),
and
(b) an additional rental security for the additional area NT6 for the amount of EUR 8,817.99, through an unlimited, irrevocable, unconditional and directly enforceable guarantee from a bank, insurance company or savings bank with its registered office or branch in Germany, whereby the guarantor raises the objection of set-off (Section 770 Paragraph 2 BGB) - except for undisputed or legally established claims -, the challenge and advance action (Sections 770 Paragraph 1, 771 BGB) and must waive the right to deposit;
or
(c) provide a new rental security for the amount specified in Section 4.1, through an unlimited, irrevocable, unconditional and directly enforceable guarantee from a bank, insurance company or savings bank with its registered office or branch in Germany, whereby the guarantor responds to the defense of set-off (§ 770 para . 2 BGB) - except in the case of undisputed or legally established claims, the challenge and advance action (§§ 770 para. 1, 771 BGB) and must waive the right to deposit. After receiving the new, contractual rental security, the landlord will issue the bank guarantee specified in Section 4.2 of this addendum to the tenant.

5 Structural measures by the tenant / construction cost subsidy
5.1 The tenant will carry out the following structural measures (“construction measures NT6”) at his own expense:
(a) On the office space on the 2nd floor of Eichsfelder Straße 1 (section 2.3 (b) above, extension area NT6), the tenant will install partition walls with doors in the rear area, as in the offer enclosed as appendix NT6-5.1(a). described.
(b) On the office space on the 1st floor of Eichsfelder Straße 1 (section 2.3 (d) above, additional area NT6), the tenant will replace the floor covering with a new floor covering (carpet), as shown in Appendix NT6-6.1(b) described in the enclosed offer and replace the kitchen unit. The kitchen unit must at least correspond to the existing kitchen unit in terms of position, scope and equipment.

The construction work NT6 will be carried out in accordance with the provisions of the rental agreement, in particular Section 9 of the original rental agreement dated December 27, 2006, unless and to the extent that nothing different is agreed in this addendum.
5.2 The landlord grants the tenant a construction cost subsidy of a maximum of EUR 15,000 plus applicable sales tax. This construction cost subsidy can only be used for the work listed in section 5.1 above.
The tenant can claim this amount by submitting an invoice that meets the requirements of Sections 14, 14a UStG and submitting invoices for paid tradesmen's invoices for fully provided and essentially defect-free services in accordance with Section 5.1 - which have been accepted by the tenant with the involvement of the landlord or a third party commissioned by the landlord were retrieved from the landlord. The construction cost subsidy will expire if and to the extent that it has not been claimed by September 30, 2024.
5.3 At the end of the lease, the tenant is neither entitled nor obliged to dismantle the NT6 construction work. The partition walls, the new floor covering and the new kitchen remain in the rental property without compensation at the end of the rental agreement.
5.4 The obligation to carry out cosmetic repairs, maintenance and repair of the components installed as part of the NT6 construction measures as well as to bear the costs for these measures is carried out in accordance with the distribution of burdens regulated in the rental agreement.

6 Continuation
All other provisions of the rental agreement remain valid, unless otherwise stipulated in this addendum, and apply accordingly to this addendum.

III.
Miscellaneous
1 The law of the Federal Republic of Germany applies, excluding conflict of law provisions.
2 The parties confirm that the rental agreement including this addendum contains all agreements made between the parties. Changes and additions as well as contract cancellation and termination must be made in writing. There are no additional verbal agreements. If verbal additional agreements do exist, they are hereby canceled as a precautionary measure.
3 Even if the landlord employs a property manager for the technical and/or commercial management of the property, the landlord remains exclusively entitled to receive notices of termination or option exercise with reference to the rental agreement. Regardless of its appearance towards the tenant, the property management is not authorized by the landlord to accept declarations of termination or exercise of options from the tenant with regard to the rental agreement, unless such authorization is expressly granted to the property manager in writing.
4 The parties are aware of the special statutory written form requirement of Sections 578, 550 Sentence 1 Known in accordance with Section 126 of the German Civil Code (BGB). You undertake to combine the rental agreement and this addendum and its appendices into one document in such a way that the requirements for maintaining the written form are satisfied.
Aware of the case law of the Federal Court of Justice on the question of the effectiveness of so-called written form healing clauses, the parties confirm that they want to adhere to the rental agreement including this addendum and will - if and to the extent possible - waive in particular the right to rely on a defect in the written form in accordance with Section 578 , 550 Sentence 1 i. V. m. § 126 BGB to invoke and to terminate the rental agreement prematurely citing non-compliance with the written form. This applies to the (original) rental agreement including its appendices as well as this addendum as well as to all possible future addendums, changes and supplementary agreements.
The parties are also aware of the case law of the Federal Court of Justice, according to which a purchaser of the property who enters into the rental agreement in accordance with Section 566 of the German Civil Code (BGB) is generally not bound to the written healing clause in accordance with the previous paragraph. To clarify, the parties therefore note that the written healing clause in accordance with the previous paragraph does not intend to bind such a purchaser of the property. If one of the parties has entered into this rental agreement in accordance with Sections 566, 578 of the German Civil Code (BGB) or based on corresponding legal standards, their legal rights remain unaffected.
5 Should one or more provisions of the rental agreement or this addendum be or become ineffective, should there be a gap or should one of the contractual provisions prove to be unenforceable, this will not affect the legal validity of the other provisions or the rental agreement as a whole. § 139 BGB is expressly excluded and is not intended to act as a rule on the burden of proof. In this case, the parties are obliged to agree on a new provision that corresponds to what is legally and economically intended.
6 If the legal form of the tenant changes, if there are changes in the commercial register, the business registration, the composition of the shareholders or other contexts that are important for the tenancy, the tenant must notify the landlord of this immediately.
7 The landlord is entitled to pass on the data collected within the scope of this contract to the asset manager and property manager for the purposes of rental management. This can also be a third party. If personal data is collected within the scope of this contract, the tenant ensures that there is effective consent from the person concerned to the transmission of his or her personal data to the asset manager and property manager for the purposes of rental management and for the processing of the data by the asset manager and property managers for this purpose.
The landlord is entitled to pass on the data relating to the contractual relationship to potential prospective buyers of the property as well as to banks as part of loans or syndications. If personal data is collected within the scope of this contract, the tenant ensures that there is effective consent from the person concerned to the transmission of his or her personal data to prospective buyers of the property and to banks for purchasing purposes or for the purposes of granting loans or syndication, as well as for the processing of the personal data from prospective buyers and banks for the aforementioned purposes.
If and to the extent that personal data is transferred to a third country, i.e. to a country outside the European Union, the landlord will ensure that an adequate level of data protection exists or is established using the means provided for in the General Data Protection Regulation.
The processing of personal data by the landlord takes place in compliance with and compliance with the provisions of the General Data Protection Regulation. Further details on data processing by the landlord can be found at: https://mileway.com/tppn/. In the event of subletting, the tenant ensures that he fulfills his own data protection obligations towards his subtenant.
8 At the landlord's request, the tenant will provide a declaration from which it will be clear (e.g. for a possible prospective buyer of the property) that the original rental agreement with its addenda, which must be named in the declaration, represents the entire rental agreement (so-called declaration of completeness).
9 The following appendices are essential parts of this addendum and are deemed to have been agreed:
Appendix NT6-V (authority dated August 3, 2023)
Appendix NT6-1.1 (site plan for additional area NT6)
Appendix NT6-4.2 (Copy security deposit)
Appendix NT6-5.1(a) (offer 2nd floor)
Appendix NT6-5.1(b) (offer 1st floor)
10 If this addendum is initially signed by only one party and handed over or sent to the other party for signature, this is considered an offer to conclude the addendum, which the other party can effectively accept within a period of one month in accordance with Section 148 of the German Civil Code (BGB). This deadline is due to the fact that the landlord is based abroad, which leads to extended postal delivery times. The date of signing is decisive in each case. This deadline can also be extended by the first signatory in writing or in text form.

11 If this addendum for a party that is a majority of persons or a legal entity is not signed jointly by all authorized representatives, the respective signatory hereby confirms that he is authorized to represent the party and, if necessary, also those who do not sign themselves authorized representative.
Düsseldorf, 04-01-24                         Luxembourg, 04-01-24
Location, date                             Location, date
For the tenant:                             For the landlord:
/s/ Andreas Richter and /s/ Eric Frings                /s/ Aline Foucault
Name:     Andreas Richter and Eric Frings                Name: Aline Foucault
Position: Managing Director     Position: Managing Director / based on power of attorney dated August 3, 2023